Exhibit 10.15

AMENDED AND RESTATED
AGREEMENT FOR CONSULTING SERVICES

This Amended and Restated Agreement for Consulting Services (this “Agreement”) is entered into as of February 23, 2010, but effective as of January 1, 2010 between FM Services Company (“FMS”), and B. M. Rankin, Jr. (“Consultant”).

WITNESSETH:

WHEREAS Consultant desires to render consulting services to FMS and its affiliates (collectively, the “Affiliates”) and FMS desires to retain Consultant to render such services, all on the terms and conditions hereinafter provided.

NOW, THEREFORE, FMS and Consultant agree as follows:

1.
Services.  During the term of this Agreement, Consultant will provide to FMS and its Affiliates business consulting services including, but not limited to, finance, accounting, guidance and advice on public policy matters and business development.

2.
Third Party Services.  Consultant may provide and be paid to provide services similar to the Services to third parties; provided, however, Consultant shall not engage in any business or activity detrimental to the business and interests of FMS or any of its Affiliates during the term of this Agreement.

3.
Independent Contractor.  Consultant shall perform the Services as an independent contractor and Consultant shall not be deemed to be an employee or agent of FMS or any of its Affiliates. This Agreement shall not be deemed to create a partnership or joint venture between Consultant and FMS.

4.
No Agency Authority.  Except as and to the extent that FMS may otherwise prescribe in writing, Consultant shall not have any authority to negotiate or conclude any contracts or to do anything which would otherwise result in the creation of a binding obligation on FMS or its Affiliates and Consultant shall not make any statement or representation to any third party concerning Consultant’s authority which is contrary to this provision.

5.	Compensation. For the satisfactory performance of all Services and undertakings hereunder:

i.	FMS shall pay Consultant $490,000 per year, paid at a quarterly rate of $122,500 per calendar quarter.
ii.	FMS shall provide medical coverage for Consultant and Consultant’s eligible dependents.

The annual consulting fee shall be paid to Consultant in addition to director fees payable to Consultant in connection with Consultant’s service as a member of the Board of

Directors of Freeport-McMoRan Copper & Gold Inc. or any other public entity to which FMS provides services.

6.
Invoices and Payment.  FMS shall reimburse Consultant for all reasonable and customary out-of-pocket expenses incurred by Consultant in connection with the performance of the Services and that comply with FMS’ expense reimbursement policies, including reimbursement for a portion of Consultant’s office rent and for executive administrative and support services to be determined on an annual basis.

Consultant shall issue an invoice for reimbursable expenses to FMS quarterly for any amount which FMS is required to reimburse to Consultant pursuant to this Article 6.  Reimbursable expenses shall be itemized and substantiated with such supporting documentation as FMS may reasonably require.

7.	Tax Matters. Consultant shall be solely responsible for all United States or other taxes that may be applicable as a result of amounts payable to Consultant pursuant to this Agreement.

8.
Term and Termination.  This Agreement shall commence January 1, 2010 (the “Effective Date”) and, unless earlier terminated, shall continue through December 31, 2010 (the “Primary Term”), and shall be automatically renewed thereafter, on the same terms and conditions, for successive one (1) year terms (each a “Renewal Term”).  Either of FMS or Consultant may, however, terminate this Agreement during the Primary Term or any Renewal Term without cause or penalty at any time by delivery of a written notice of termination thirty (30) or more days prior to the desired termination date.  All references to the “term” of this Agreement shall include both the Primary Term and any Renewal Terms.

This Agreement shall automatically terminate if Consultant is no longer available for any reason to provide the Services contemplated by this Agreement.

The termination of this Agreement shall not affect any previously accrued obligations of FMS set forth in Article 5 above (although the fees payable under Article 5(i) shall be prorated through the termination date) or of Consultant set forth in Articles 7 and 9 (which shall continue in full force and effect for the maximum period allowed by law).

9.
Confidentiality.  Consultant shall hold in a fiduciary capacity for the benefit of FMS and its Affiliates all non-public information, knowledge or data relating to FMS, its Affiliates or any of their employees or agents which shall have been obtained by Consultant during or before the term of this Agreement (collectively, the “Confidential Information”). Confidential Information includes, without limitation: business plans, environmental reports, supply lists, price lists, non-public financial reports, personnel data, budget projections and all medical or health related reports, data, lists, plans, studies or other information. The term “Confidential Information” shall exclude any information which is publicly available from newspapers, television, radio, computer data bases, journals, and other sources of widely circulated information (unless such information has become publicly available due to Consultant’s breach of his obligations under this Agreement). Consultant shall not, without the prior written consent of FMS, at any time, whether during or after the term of this Agreement, communicate or divulge any such Confidential Information to anyone other than FMS and its Affiliates and/or persons designated by FMS. All records, files, drawings, documents, notes, programs, equipment and the like relating to the business or activities of FMS or its Affiliates which Consultant shall prepare or use or come into contact with shall be and remain the sole property of FMS or its Affiliates, as the case may be. If Consultant is required to divulge any Confidential Information by a court order or other governmental directive, Consultant shall first inform FMS of the court order or governmental directive in sufficient time to permit FMS to contest such court order or governmental directive or to seek protective orders concerning the handling of such Confidential Information. Consultant agrees that FMS and its Affiliates will suffer irreparable harm which cannot be adequately compensated by monetary damages if Consultant breaches the confidentiality provisions in this Article and Consultant therefore agrees that FMS and its Affiliates shall be entitled to injunctive relief in the event of a threatened breach of the confidentiality provisions of this Article by Consultant without the necessity of posting a bond or other security (unless otherwise required by non-waivable applicable law).

10.
Duty to Indemnify.  FMS shall indemnify, defend and hold harmless Consultant from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of litigation, and other losses, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the “Damages”), incurred in connection with, arising out of, resulting from or incident to any provision of Services under this Agreement; provided, however, that FMS shall have no duty under this section with respect to (i) Damages resulting from Consultant’s gross negligence or intentional or willful misconduct or (ii) medical malpractice claims of the type which are excluded from coverage under FMS’ liability insurance policies.  If FMS acknowledges its duty of indemnification under this section with respect to any third party suit, demand or claim against Consultant, FMS shall be entitled to select counsel to handle the defense of such matter and shall be entitled to settle such matter without Consultant’s consent if the settlement settles all outstanding claims against Consultant relating to the subject matter of the suit, demand or claim and can not reasonably be expected to expose Consultant to additional suits, demands or claims.

11.
Principles of Business Conduct.  Consultant represents and warrants that he has reviewed the Principles of Business Conduct and agrees that he will comply in all respects with such policy, as such may be updated from time to time, in all matters relating to this Agreement and his provision of Services to FMS and its Affiliates.  FMS may revise the Principles of Business Conduct at any time.  If FMS revises the Principles of Business Conduct, FMS shall provide the revised policy to Consultant.

12.	Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed to have been effectively given (i) when personally delivered, or (ii) five working days after being sent by registered or certified air mail, postage prepaid and return receipt requested, in each case addressed as follows:
If to FMS:

Richard C. Adkerson
Chairman of the Board, FM Services
c/o Freeport-McMoRan Copper & Gold Inc.
One North Central Avenue
Phoenix, Arizona 85004

If to Consultant:

B. M. Rankin, Jr.
300 Crescent Court, Suite 875
Dallas, TX  75201

Or to an alternate address which is specified by notice given as aforesaid.

13.
Disputes.  The parties agree that any disputes arising out of this Agreement which cannot be amicably resolved shall be brought before the Federal District Court for the Eastern District of Louisiana or, if federal jurisdiction is not available, in the District Courts of Orleans or Jefferson Parish, Louisiana, U.S.A. Each party hereby consents to the exclusive jurisdiction of said courts over all disputes arising out of this Agreement and agrees that service of process in any manner authorized by said court shall be sufficient for all purposes.

14.
Entire Agreement.  This Agreement constitutes the entire understanding of the parties with respect to the provision of Services by Consultant and, as the Effective Date, supersedes all prior written and oral agreements, understandings, representations or commitments by the parties with respect to such Services.  This Agreement may not be amended, modified or altered except by a written agreement executed by the parties hereto.

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, U.S.A.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

FM SERVICES COMPANY

By:	/s/ Richard C. Adkerson
Name:	Richard C. Adkerson
Title	Chairman of the Board

CONSULTANT

By:	/s/ B. M. Rankin, Jr.
Name:	B. M. Rankin, Jr.